Exhibit (a)

RR DONNELLEY & SONS COMPANY

DONNELLEY DEFERRED COMPENSATION

AND VOLUNTARY SAVINGS PLAN FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2002 and 2001

Together With Independent Auditor’s Report

*	Other supplemental schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

INDEPENDENT AUDITOR’S REPORT

To the Plan Administrator of the

Donnelley Deferred Compensation and Voluntary Savings Plan

We have audited the accompanying statements of net assets available for benefits of the Donnelley Deferred Compensation and Voluntary Savings Plan (the “Plan”) as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements and schedules are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2002 and December 31, 2001, and the changes in its net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets (held at end of year), and reportable transactions as of and for the year ended December 31, 2002, are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

WASHINGTON, PITTMAN & McKEEVER, LLC

Chicago, Illinois

June 13, 2003

DONNELLEY DEFERRED COMPENSATION

AND VOLUNTARY SAVINGS PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31,

	2002	2001
ASSETS
INVESTMENTS, AT CURRENT VALUE:
R.R. Donnelley & Sons Company common stock	$43,779,318	$56,877,252
U.S. Government securities	800,834	—
Short-term and collective investment funds	163,139,226	203,218,679
Registered investment companies	110,336,323	169,075,218
Common stock	25,137,433	—
Guaranteed investment contracts	262,673,131	259,758,801
Participant loans	13,974,478	15,003,731

Total Investments	619,840,743	703,933,681

RECEIVABLES:
Accrued dividends and interest	96,861	27,248
Due from broker for securities sold	603,494	3,555,736
Participant contributions	—	74,703
Employer contributions	398,745	784,741
Other receivable	38,275	110,509

Total Receivables	1,137,375	4,552,937

TOTAL ASSETS	620,978,118	708,486,618

LIABILITIES:
Due to broker for securities purchased	259,449	2,472,714
Accrued administrative expenses and other liabilities	221,916	177,015

TOTAL LIABILITIES	481,365	2,649,729

NET ASSETS AVAILABLE FOR BENEFITS	$620,496,753	$705,836,889

The accompanying Notes are an integral part of these financial statements.

DONNELLEY DEFERRED COMPENSATION

AND VOLUNTARY SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31,

	2002	2001
ADDITIONS:
Investment income—
Interest and dividend income	$19,994,950	$20,382,317
Interest income on participant loans	969,975	1,250,535

Total interest and dividends	20,964,925	21,632,852

Net realized loss on investments	(24,806,349)	(25,128,937)
Net unrealized loss on investments	(59,398,430)	(28,503,457)

Net depreciation in fair value of investments	(84,204,779)	(53,632,394)

Contributions—
Employer contributions	11,219,949	11,909,339
Participant contributions	65,277,584	69,110,867
Rollover contributions	2,692,544	2,532,339

Total contributions	79,190,077	83,552,545

Total additions	15,950,223	51,553,003

DEDUCTIONS:
Benefits paid to participants	101,351,482	71,005,621
Administrative expenses	541,342	547,661

Total deductions	101,892,824	71,553,282

Net decrease before transfer-in	(85,942,601)	(20,000,279)
TRANSFER OF ASSETS FROM IRIDIO PLAN	602,465	—

Net decrease after transfer-in	(85,340,136)	(20,000,279)
NET ASSETS, BEGINNING OF YEAR	705,836,889	725,837,168

NET ASSETS, END OF YEAR	$620,496,753	$705,836,889

The accompanying Notes are an integral part of these financial statements.

DONNELLEY DEFERRED COMPENSATION AND

VOLUNTARY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2002 and 2001

NOTE 1 – PLAN DESCRIPTION

The following brief description of the Donnelley Deferred Compensation and Voluntary Savings Plan (the “Plan”) of R.R. Donnelley & Sons Company (the “Company”) is provided for general information only. Refer to the summary plan description or the Plan document for more complete information. The Plan was established to allow employees to save for retirement on a tax-advantaged basis. It is intended to qualify as a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code (the “Code”) and it is subject to the provisions of the Employment Retirement Income Security Act of 1974 (ERISA), as amended.

Contributions

Subject to certain limitations, members of the Plan may contribute up to 30% of pay on a before-tax basis, and up to 20% of pay on an after-tax basis. Effective July 1, 1999 the Company generally matches participant contributions 50 cents for every before-tax dollar, up to 3% of pay. Participants may invest up to 20% of their account balance and up to 20% of their current contributions in the Donnelley Stock Fund, and may shift their contributions into and out of the Donnelley Stock Fund at any time. All (100%) of the employer match is invested in the Donnelley Stock Fund. Prior to August 1, 2002, participants were not allowed to transfer any of the employer match out of the Donnelley Stock Fund. Effective August 1, 2002, the employer match may be transferred to other funds of the Plan. Also effective August 1, 2002, participants who are age 50 and older may make “catch-up” contributions to the Plan.

Contributions are funded by payroll deductions and must be made in whole percentages of employee earnings. Earnings of the Plan, as well as pretax contributions to the Plan, are not taxable to the participants until withdrawn.

Administration

The Plan’s administrative and record keeping services are provided by AMVESCAP Retirement, Inc. in accordance with the terms of the Plan. The Trustee of the Donnelley Deferred Compensation and Voluntary Savings Plan Trust is AMVESCAP National Trust Company. The custodian is State Street Bank and Trust Company (State Street). Investment management fees and recordkeeping fees are paid either by the Plan or the Company.

Membership

As of March 1, 1994, employees became eligible to participate in the Plan on the first day of employment with the Company.

Vesting

Participants are 100% vested with respect to all contributions and earnings of the Plan.

DONNELLEY DEFERRED COMPENSATION AND

VOLUNTARY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2002 and 2001

NOTE 1 – PLAN DESCRIPTION (continued)

Participant Loans

The Plan was amended effective January 1, 1992 to establish a loan program. Members are permitted to borrow the lesser of 50% of their Deferred Compensation Savings and rollover account balance or $50,000, reduced by the highest outstanding loan balance in the last 12 months. The minimum loan amount is $1,000. The loans are secured by the balance in the participants’ accounts and bear interest at a rate equal to 1% over the prime rate, as published in the Wall Street Journal. The interest rate for the loans during 2002 ranged from a low of 5.25% to a high of 5.75%. Repayment is made through payroll deductions for a maximum period of four years. Effective September 1, 1997, an administrative fee of $25 is paid by the participant to AMVESCAP for each participant loan.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to establish accounting and reporting standards for derivatives. SFAS No. 133 was subsequently amended by SFAS No. 137 and SFAS No. 138. These new standards require that all derivatives be recognized at their fair value as either assets or liabilities on the balance sheet and specify the accounting for changes in fair value depending upon the intended use of the derivative. The Plan adopted SFAS No. 133, as amended, for the fiscal year ended December 31, 2001.

The Plan’s utilization of derivative instruments for trading or non-trading purposes is minimal, and the provisions of these statements did not have a material impact on the Plan’s financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

DONNELLEY DEFERRED COMPENSATION AND

VOLUNTARY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2002 and 2001

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Stocks, notes and bonds are valued at their quoted market prices. Shares of registered investment companies are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year-end. Participant loans are valued at cost, which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

The realized and unrealized gains or losses on investments are determined based on revalued cost. Revalued cost is the fair value of investments at the beginning of the year or the average cost of investments if purchased in the current year.

Payment of Benefits

Benefits are recorded when paid.

NOTE 3 – INVESTMENTS

Participants’ contributions to the Plan are currently invested in a third-party administered trust fund. During 2001 and 2002, the third-party administered trust fund consisted of the following funds:

Large Company Index Fund—Invests in common stocks of companies in the same weighting as the Standard & Poor’s 500 Stock Index.

Income Fund—Invests in a combination of high quality investment contracts, money market securities and short- to medium-term bonds.

Balanced Fund—Invests in an asset allocation, which consists of stocks and high-quality fixed income securities. Effective August 1, 2002, the third-party administered trust fund replaced the Invesco Balanced Fund with the Dodge and Cox Balanced Fund.

Small Company Growth Fund—Invests in stocks of companies considered to have strong growth potential over the next several years.

International Equity Fund—Invests in equity securities of companies headquartered outside of the United States.

Lifestage Conservative Mix—Prior to May 1, 2001, invested 55% in the Income Fund, 35% in the Balanced Fund and 10% in the Large Company Index Fund. Effective May 1, 2001, invests 70% in the Income Fund, 27% in the Large Company Index Fund, and 3% in the Small & Midsize Company Index Fund.

DONNELLEY DEFERRED COMPENSATION AND

VOLUNTARY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2002 and 2001

NOTE 3 – INVESTMENTS (continued)

Lifestage Moderate Mix—Prior to May 1, 2001, invested 30% in the Income Fund, 35% in the Balanced Fund, 15% in the Large Company Index Fund, 10% in the International Equity Fund and 10% in the Aggressive Equity Fund. Effective May 1, 2001, invests 20% in the Income Fund, 20% in the Bond Fund, 27% in the Large Company Index Fund, 9% in the Large Company Value Fund, 4% in the Small & Midsize Company Index Fund, 9% in the Large Company Growth Fund, 2% in the Small Company Value Fund, 2% in the Small Company Growth Fund, and 7% in the International Equity Fund.

Lifestage Aggressive Mix—Prior to May 1, 2001, invested 35% in the Balanced Fund, 25% in the Large Company Index Fund, 20% in the International Equity Fund and 20% in the Aggressive Equity Fund. Effective May 1, 2001, invests 10% in the Bond Fund, 25% in the Large Company Index Fund, 20% in the Large Company Value Fund, 4% in the Small & Midsize Company Index Fund, 20% in the Large Company Growth Fund, 3% in the Small Company Value Fund, 3% in the Small Company Growth Fund, and 15% in the International Equity Fund.

The Donnelley Stock Fund—Invests primarily in the Company’s common stock and cash equivalents.

Effective May 1, 2001, the third-party administered trust fund added the following funds:

Bond Fund—Invests in fixed income securities by investing 100% in units of the INVESCO Retirement Trust (IRT) Core Plus Fixed Income fund, which is a collective trust fund.

The Large Company Value Fund—Invests in securities of larger capitalization publicly traded companies that are significantly undervalued in a seperately managed fund.

The Small & Midsize Company Index Fund—Invests in securities of smaller and mid-sized capitalization publicly-traded companies, tracking the Russell Small Cap Index.

The Large Company Growth Fund—Invests in securities of larger capitalization publicly-traded companies with strong earnings growth.

The Small Company Value Fund—Invests in securities of small capitalization publicly-traded companies by investing in undervalued stocks.

DONNELLEY DEFERRED COMPENSATION AND

VOLUNTARY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2002 and 2001

NOTE 3 – INVESTMENTS (continued)

The INVESCO Energy Fund—Invests primarily in energy companies. The Fund focuses on reasonably priced companies with above-average production volume growth, and earnings, cash flow and asset value growth potential independent of commodity pricing.

The INVESCO Financial Services Fund—The Fund concentrates on banks, insurance companies, investment and other financial service firms.

The INVESCO Health Sciences Fund—The Fund primarily invests in strongly managed, innovative healthcare companies, blending well-established firms with faster growing, more dynamic healthcare businesses.

The INVESCO Leisure Fund—The Fund primarily invests in the stocks of companies engaged in the design, production and distribution of products and/or services related to the leisure activities of individuals.

The INVESCO Technology Fund—The Fund invests broadly across the technology universe, focusing on such areas as hardware, software and semiconductors; telecommunications equipment and services; and service related companies in information technology.

The current value of investments that represent 5% or more of the Plan’s net assets available for Plan benefits at December 31, 2002 and 2001, are as follows:

	2002	2001
R.R. Donnelley & Sons Company Common Stock	$43,779,318	$56,877,252
IRT Core Balanced Fund	33,271,127	67,694,003
IRT 500 Index Fund	96,860,652	152,126,090
Dodge & Cox Balanced Fund	47,994,560	—
Invesco Small Company Growth Fund	—	38,351,709
Allstate Life Ins. Co. 5.75% 12/31/99	52,751,837	—
Bank of America 5.58% 12/31/99	51,178,068	—

DONNELLEY DEFERRED COMPENSATION AND

VOLUNTARY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2002 and 2001

NOTE 3 – INVESTMENTS (continued)

During 2002 and 2001, the Plan’s investments, including investments bought or sold, as well as held during the year, depreciated in value by ($84,204,779) and ($53,632,394), respectively, as follows:

	2002	2001
R.R. Donnelley & Sons Company Common Stock	$(15,742,211)	$4,674,649
Other Common Stocks	(3,201,833)	—
Short-term and Collective Investment Funds	(32,158,761)	(27,176,795)
U.S. Government securities	135,643	—
Registered Investment Companies	(33,237,617)	(31,130,248)

	$(84,204,779)	$(53,632,394)

NOTE 4 – INVESTMENT CONTRACTS

The Plan has entered into several benefit-responsive investment contracts with various insurance companies and other financial institutions. The contract providers maintain the contributions in a general account. Some investment contracts are purchased in conjunction with the investment by the Plan in fixed-income securities. Investment contracts provide for the payment of a specified rate of interest. The account is credited with earnings at the specified rate and charged for participant withdrawals and administrative expenses. The contracts are included in the financial statements at contract value, as reported to the Plan by the contract providers. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses.

There are no reserves against contract value for credit risk of the contract issuer or otherwise. The weighted average yield and crediting interest rates for all such contracts were approximately 5.16% and 6.11% for 2002 and 2001, respectively. The crediting interest rate generally cannot be less than the contract rate.

NOTE 5 – TAX STATUS OF THE PLAN

The Plan obtained its latest determination letter on November 22, 2002, in which the Internal Revenue Service stated that the Plan, as then designed, was in accordance with applicable requirements of the Code. The Plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

DONNELLEY DEFERRED COMPENSATION AND

VOLUNTARY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2002 and 2001

NOTE 6 – DERIVATIVE FINANCIAL INSTRUMENTS

The Plan has limited transactions that fall under the accounting rules of SFAS No. 133. The Plan does not use derivatives for trading purposes. The Plan owns shares in a commingled international equity fund, and the mangers of this fund may, from time to time, use currency futures and forward contracts to manage the fund’s currency position. The Plan also invests in commingled domestic equity funds. The managers of these funds have the authority to invest in futures contracts in the Standards & Poor’s 500 stock index to create exposure to equity securities as part of the fund’s cash management strategy. Daily margin settlement for future contracts results in maintaining a zero market value for the contracts. The Plan also invests in a commingled bond fund, and the manager of the fund may, from time to time, use derivatives for asset allocation and hedging purposes.

NOTE 7 – PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

NOTE 8 – RELATED PARTY TRANSACTIONS

Certain Plan investments are in units in a collective trust fund managed by AMVESCAP National Trust Company. The Plan also invests in guaranteed investment contracts managed by State Street. Additionally, the Plan invests in the Company’s common stock.

AMVESCAP National Trust Company administers the Plan, State Street is the custodian, and the Company is the sponsor. Therefore, these transactions qualify as party-in-interest transactions. However, they are exempt from the prohibited transactions rules of ERISA.

NOTE 9 – RECONCILIATION TO FORM 5500

The following table reconciles the financial statements to the Form 5500 as filed by the Company:

	2002	2001
Net assets available for Plan benefits per the financial statements	$620,496,753	$705,836,889
Less: Participant withdrawals payable	(3,583,640)	—

NET ASSETS AVAILABLE FOR BENEFITS PER THE FORM 5500	$616,913,113	$705,836,889

DONNELLEY DEFERRED COMPENSATION AND

VOLUNTARY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2002 and 2001

NOTE 9 – RECONCILIATION TO FORM 5500 (continued)

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500 at December 31, 2002 and 2001:

	2002	2001
Participant withdrawals per the financial statements	$101,351,482	$71,005,621
Add: Amounts allocated to withdrawing participants at December 31, 2002 and 2001, respectively	3,583,640	—

PARTICIPANT WITHDRAWALS PER THE FORM 5500	$104,935,122	$71,005,621

Amounts allocated to withdrawing participants are recorded on the Form 5500 for withdrawals that have been processed and approved for payment prior to December 31, but not yet paid as of that date.

DONNELLEY DEFFERRED COMPENSATION

AND VOLUNTARY SAVINGS PLAN

SCHEDULE H—ITEM 4i.—SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2002

EMPLOYER IDENTIFICATION NUMBER: 36-1004130, PLAN NUMBER: 003

Schedule I

	No. of Shares or Units		Description	Cost	Current Value
			Company Stock

*	2,010,993	shares	R.R. Donnelley & Sons Company Common Stock	$39,642,426	$43,779,318

			Short-term and Collective Investment Funds

			Money Market Funds-
	13,128,135	units	SSGA Money Market Fund	13,128,135	13,128,135

				13,128,135	13,128,135

			Common/Collective Funds-
	725,487	units	Capital Guardian Intl. Equity Fund	15,531,985	15,561,695
	430,914	units	Russell Small Cap Completeness Index Fund	4,995,413	4,317,617
*	2,559,317	units	IRT Core Plus Fixed Income	31,241,237	33,271,127
*	4,455,412	units	INVESCO IRT 500 Index Fund	134,453,465	96,860,652

				186,222,100	150,011,091

			Total Short-term and Collective Investments	199,350,235	163,139,226

			Registered Investment Company

	1,233,473	units	DFA U.S. Small Cap Value Portfolio Fund	24,237,159	18,958,474
	469,521	units	Harbor Fund	12,524,550	9,489,019
*	2,405,690	units	INVESCO Small Co Growth Fund	34,848,943	22,396,978
*	178,069	units	INVESCO Energy Fund	3,127,110	2,959,514
*	61,231	units	INVESCO Health Sciences Fund	2,649,722	2,318,199
*	78,242	units	INVESCO Leisure Fund	2,786,419	2,491,209
*	98,847	units	INVESCO Technology Fund	1,876,844	1,699,179
*	88,302	units	INVESCO Financial Services Fund	2,247,219	2,029,191
*	790,034	units	Dodge & Cox Balanced Fund	48,288,156	47,994,560

			Total Registered Investment Companies	132,586,122	110,336,323

			Guaranteed Investment Contracts

	52,751,837	units	Allstate Life Ins. Co. 5.75% 12/31/99	52,751,837	52,751,837
	3,498,428	units	Allstate Life Ins. Co. 7.09% 10/03/03	3,498,428	3,498,428
	51,178,068	units	Bank of America 5.58% 12/31/99	51,178,068	51,178,068
	10,988,071	units	Chase Manhattan GAM 6.00% 11/15/04	10,988,071	10,988,071
	24,975,741	units	Chase Manhattan Bank 6.82% 6/01/03	24,975,741	24,975,741
	10,130,051	units	ING Life & Annuity Co. 3.61% 4/23/22	10,130,051	10,130,051
	13,784,567	units	ING Life & Annuity Co. 6.50% 12/31/99	13,784,567	13,784,567
	5,010,882	units	Jackson National Life 2.24% 2/1/05	5,010,882	5,010,882

DONNELLEY DEFERRED COMPENSATION

AND VOLUNTARY SAVINGS PLAN

SCHEDULE H—ITEM 4i.—SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2002

EMPLOYER IDENTIFICATION NUMBER: 36-1004130, PLAN NUMBER: 003

Schedule I

No. of Shares or Units			Description	Cost	Current Value
	1,360,239	units	John Hancock Mutual 6.60% 12/31/99	1,360,239	1,360,239
	16,346,370	units	John Hancock Mutual 7.14% 12/31/99	16,346,370	16,346,370
	5,217,068	units	Monumental Life Inc. Co GIC 4.64% 1/25/05	5,217,068	5,217,068
	8,001,100	units	Monumental Life Inc. Co GIC 6.68% 8/8/07	8,001,100	8,001,100
	4,303,387	units	New York Life Ins. Co. 5.35% 8/09/04	4,303,387	4,303,387
	14,625,389	units	Norwest Bank, 6.06% 12/31/09	14,625,389	14,625,389
	8,630,518	units	Rabobank Nederland 5.62% 12/31/31	8,630,518	8,630,518
*	18,862,747	units	State Street Bank & Trust 5.44% 5/01/06	18,862,747	18,862,747
*	2,590,439	units	State Street Bank & Trust 1/1/99 Contract	2,590,439	2,590,439
	10,418,229	units	UBS AG 6.97% 2/15/10	10,418,229	10,418,229

			Total Guaranteed Investment Contracts	262,673,131	262,673,131

			U.S. Government securities

	630,000	units	Federal Home Loan Banks 3.875% 12/15/04	624,698	655,340
	140,000	units	Federal Farm Cr Baks Cons Sys 3.875% 12/15/04	138,784	145,494

			Total U.S. Government securities	763,482	800,834

			Common stock

	28,900	shares	American Express Co.	1,074,901	1,021,615
	59,800	shares	AOL Time Warner Inc.	723,210	783,380
	8,800	shares	Apartment Invt. & Mgmt. Co.	401,567	329,824
	17,600	shares	Archstone Smith Tr.	458,452	414,304
	21,400	shares	CVS Corporation	543,121	534,358
	132,900	shares	El Paso Corporation	1,403,493	924,984
	90,800	shares	Electronic Data System Corporation	1,600,906	1,673,444
	17,300	shares	Equity Office PPTYS Tr.	498,311	432,154
	33,100	shares	Equity Residential	906,998	813,598
	39,200	shares	Federal Home Loan Mortgage Corporation	2,471,448	2,314,760
	21,300	shares	Federal National Mortgage Assn.	1,626,518	1,370,229
	8,400	shares	Golden West Financial Corporation	539,218	603,204
	16,100	shares	IMS Health Inc.	231,384	257,600
	42,000	shares	Interpublic Group Cos. Inc.	1,075,400	591,360
	20,300	shares	Kraft Foods Inc.	792,408	790,279
	35,500	shares	Kroger Co.	738,471	548,475
	9,200	shares	Mack Ca Rlty Corporation	293,861	278,760
	7,100	shares	Manpower Inc. WIS	238,063	226,490
	44,200	shares	McDonalds Corporation	1,132,784	710,736
	7,100	shares	Merck & Co. Inc.	310,011	401,931

DONNELLEY DEFFERRED COMPENSATION

AND VOLUNTARY SAVINGS PLAN

SCHEDULE H—ITEM 4i.—SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2002

EMPLOYER IDENTIFICATION NUMBER: 36–1004130, PLAN NUMBER: 003

Schedule I

No. of Shares or Units		Description	Cost	Current Value
14,100	shares	Merrill Lynch & Co. Inc.	515,170	535,095
2,300	shares	Nike Inc.	94,957	102,281
8,600	shares	Old Rep Intl Corporation	277,000	240,800
19,500	shares	Pfizer Inc.	563,926	596,115
38,700	shares	Philip Morris Cos. Inc.	1,945,173	1,568,511
8,500	shares	Pitney Bowes Inc.	354,383	277,610
29,600	shares	Safeway Inc.	1,135,264	691,456
31,000	shares	Sara Lee Corporation	649,894	697,810
22,100	shares	Staples Inc.	391,762	404,430
50,400	shares	Tenet Healthcare Corporation	783,288	826,560
151,800	shares	Tyco Intl. LTD	2,662,061	2,592,744
8,700	shares	Tyson Foods Inc.	113,005	97,614
25,400	shares	UST Inc.	900,325	849,122
17,000	shares	Wyeth	570,294	635,800

		Total Common stock	28,017,027	25,137,433

		Participant Loans- Interest rates range from 5.25% – 5.75%	—	13,974,478

		Total Assets Held For Investment Purposes	663,032,423	619,840,743

*	A party-in-interest to the Plan

DONNELLEY DEFERRED COMPENSATION

AND VOLUNTARY SAVINGS PLAN

SCHEDULE H—ITEM 4j.—SCHEDULE OF REPORTABLE TRANSACTIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

(Employer Identification Number 36-1004130, Plan Number 003)

Schedule II

	Purchases	Sales
Description	Purchase Price	Cost of Assets	Selling Price	Net Gain (Loss)
None